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                               INDEX TO EXHIBITS
                               -----------------


Exhibit
-------

 99.1        Press Release dated September 1, 1998




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                                                              Exhibit 99.1

FOR IMMEDIATE RELEASE
---------------------


FOR:        MAF Bancorp, Inc.                      Westco Bancorp, Inc.
            55th Street & Holmes Avenue            2121 South Mannheim Road
            Clarendon Hills, Il 60514              Westchester, IL 60154

CONTACT:    Allen H. Koranda, Chairman             David C. Burba, Chairman
              and Chief Executive Officer            and President

            Jerry A. Weberling, EVP and            Richard A. Brechlin, EVP and
              Chief Financial Officer                Treasurer
            (630) 887-5999                         (708) 865-1100

            Michael Janssen, SVP
            (630) 986-7544


           MAF BANCORP AND WESTCO BANCORP ANNOUNCE STOCK REPURCHASE PROGRAMS AND CHANGE IN ACCOUNTING TREATMENT OF ACQUISITION

      Clarendon Hills, Illinois, September 1, 1998 - MAF Bancorp, Inc. (NASDAQ:MAFB), announced today that its Board of Directors has approved a stock repurchase plan under which the Company is authorized to repurchase up to 1,250,000 shares of its common stock. The shares to be repurchased represent approximately 5.5% of the Company's current outstanding shares. Westco Bancorp, Inc. (NASDAQ:WCBI) also announced today that its Board of Directors has approved a stock repurchase program covering 150,000 shares which represents approximately 6% of the current outstanding shares of Westco.

      On August 17, 1998, MAF Bancorp announced it had agreed to acquire Westco in a fixed exchange ratio transaction in which each share of Westco common stock will be exchanged for 1.395 shares of MAF common stock. As a result of the repurchase programs, the acquisition of Westco will be accounted for as a purchase transaction for financial accounting purposes, rather than as a pooling of interests as previously announced. The definitive acquisition agreement has been amended to reflect this change in accounting treatment.

      Using purchase accounting treatment for the acquisition, MAF will not be required to record merger-related costs and restructuring charges in the quarter in which the transaction closes as previously announced. Instead, such charges will increase the goodwill amortization expense in future periods. MAF had previously estimated that after-tax merger-related charges in the pooling of interests transaction would have been approximately $5.0 million. As amended, the transaction will be accretive to stated book value per share and modestly dilutive to tangible book value per share, assuming completion of the stock repurchase programs. MAF expects that the transaction will




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be immediately  accretive to cash earnings per share, with only nominal dilution to 1999 reported earnings per share, and that it will be accretive to reported earnings per share thereafter, in each case assuming completion of the stock repurchase programs.

      As of June 30, 1998, Westco Bancorp, Inc., including its wholly owned subsidiary, First Federal Savings and Loan Association of Westchester, had approximately $320 million in assets, $260 million in deposits and $50 million in stockholders' equity. Westco operates one office and a drive-up facility in Westchester, IL. The common stock of Westco Bancorp, Inc., is traded on the Nasdaq Stock Market under the symbol WCBI.

      MAF is the parent company of Mid-America Bank, a federally chartered stock savings bank headquartered in Clarendon Hills, IL. At June 30, 1998 the Company had assets of $3.6 billion, deposits of $2.4 billion and stockholders' equity of $280 million. The Bank operates a network of 23 retail banking offices primarily in Chicago and its western suburbs. The Company's common stock trades on the Nasdaq Stock Market under the symbol MAFB.


                          Forward-Looking Information
                          ---------------------------

      STATEMENTS CONTAINED IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS MAY CONSTITUTE FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934) WHICH INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO: (1) INABILITY TO REALIZE COST SAVINGS FROM THE MERGER TO THE FULL EXTENT EXPECTED OR WITHIN THE EXPECTED TIME FRAME; (2) LOWER THAN EXPECTED REVENUES FOLLOWING THE MERGER; (3) INABILITY OF MAF OR WESTCO TO COMPLETE THE ANNOUNCED STOCK REPURCHASE PROGRAMS WITHIN THE CONTEMPLATED TIMEFRAME OR STOCK PRICE RANGES; (4) SIGNIFICANT INCREASES IN COMPETITIVE PRESSURES AMONG DEPOSITORY INSTITUTIONS; (5) HIGHER THAN EXPECTED COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESS OF WESTCO; (6) CHANGES IN THE INTEREST RATE ENVIRONMENT THAT RESULT IN REDUCED INTEREST RATE MARGINS;
(7) DETERIORATION OF GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR IN THE COMPANY'S MARKET AREA; AND (8) ADOPTION OF LEGISLATION OR REGULATORY CHANGES THAT ADVERSELY AFFECT THE BUSINESS OF THE COMBINED COMPANY.